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                           UNDERWRITING AGREEMENT


This Agreement dated for reference the 24th day of July, 2000

BETWEEN:

           HIPPOCAMPE S.A., 52, avenue Chanoine Cartellier, F-69230 Saint-Genis-Laval, France, a soci,t, anonyme organized under the laws of France

AND:

           MFC MERCHANT BANK S.A., 53, route de Malagnou, P.O. Box 509, CH-1211 Geneva 17, Switzerland, a bank organized under the laws of Switzerland

WHEREAS:

A.     The Corporation owns certain Patents;

B. The Corporation proposes to go public and MFC has expertise in assisting companies to go public on securities markets;

C. The Corporation wishes to engage MFC to assist it with the Reorganization and to use its best efforts to obtain subscriptions for shares with the objective of raising at least U.S.$10 million and up to U.S.$20 million, plus over-allotments, from the public;

D. It is intended that prior to a public offering, the Corporation will effect the Reorganization to directly or indirectly transfer and/or assign to a new company or shell company, among other things, the Patents, the Corporation's rights and obligations under this Agreement and certain outsourcing contracts; and

E. The Corporation has and may in the future have certain cash flow requirements and MFC proposes to provide the Corporation a revolving line of credit in the amount of up to Euro 1,300,000.

NOW THEREFORE THIS AGREEMENT WITNESSETH that the parties hereby agree as follows:

1.     DEFINITIONS

For the purposes of this Agreement, including the recitals, and any amendments hereto, unless the context otherwise requires, the following words and phrases shall have the following meanings, respectively:

1.1 "Additional Financing" means any financing and capital raising activities required by the Corporation other than the sale of the Offered Shares contemplated by Sections 2.1 and 2.2 hereof and any amounts advanced under the Credit Facility;

1.2 "Closing Date" means such date as determined by MFC after consultation with the Corporation but in no event later than nine months after the date of this Agreement;


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1.3    "Common Shares" means the common or voting shares in the capital of the Corporation or NewCo, as applicable;

1.4 "Consent Letter" means a letter from Aralis Services S.A. consenting to the transfer and/or assignment of certain outsourcing contracts between the Corporation and Aralis Services S.A. from the Corporation to NewCo, which letter is attached hereto as Schedule B;

1.5 "Conversion Price" means the price equal to Euro 1,170,000/0.10n, where "n" equals the number of Common Shares outstanding on the applicable calculation date, calculated on a post-Reorganization and fully diluted basis;

1.6 "Corporation" means Hippocampe S.A. and any successors and assigns hereof;

1.7 "Credit Facility" means a secured line of credit to be arranged by MFC in favour of the Corporation in an amount of up to Euro 1.3 million;

1.8 "Issue Price" means the price per Offered Share at which MFC will solicit purchasers for the Offered Shares;

1.9 "Major Transaction" means, other than the Reorganization, the occurrence, in one or a series of related transactions, of any of the following: (i) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the Corporation's assets; (ii) the sale, assignment or transfer, in one or a series of related transactions, of all or substantially all of the Patents or the Corporation's other intellectual property rights; or (iii) the acquisition by any person or group of direct or indirect majority in interest (more than 50%) in the Common Shares of the Corporation by way of merger, amalgamation, consolidation, wind up or otherwise;

1.10 "Material change" means a material change for the purposes of the Securities Legislation;

1.11 "Material fact" means a material fact for the purposes of the Securities Legislation;

1.12   "MFC" means MFC Merchant Bank S.A.;

1.13 "Misrepresentation " includes, but is not limited to, a misrepresentation for the purposes of the Securities Legislation;

1.14 "NewCo" means a company mutually agreeable to the Corporation and MFC, being either a new company or an existing, financially sound, "shell" company listed or quoted in the United States;

1.15 "Offered Shares" means the aggregate number of Common Shares to be issued and sold by NewCo pursuant to Sections 2.1 and 2.2 hereof following the completion of the Reorganization;

1.16 "Offering Documents" means the final offering documents of the Corporation approved, signed and certified in accordance with the Securities Legislation relating to the offering and distribution of the Offered Shares through MFC;

1.17 "Option" means the option to sell additional Common Shares pursuant to Section 2.2 hereof;


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1.18   "Patents" means the patents set forth in Schedule C hereto and any existing or future related applications, interests, intellectual property rights, research, studies and technology deriving therefrom or from the AIDS related research of the Corporation;

1.19 "Preliminary Offering Documents" means the preliminary offering documents of the Corporation relating to the offering and distribution of the Offered Shares through MFC;

1.20 "Reorganization" means the direct or indirect transfer and/or assignment by the Corporation to NewCo, in one or a series of related transactions, of, among other things, the following: (i) the Corporation's rights and obligations under this Agreement; (ii) the Patents; and (iii) the outsourcing contracts referenced in the Consent Letter which are still outstanding at the time of the transfer;

1.21 "Scientific Advisory Board" means a scientific advisory board to be constituted prior to the completion of the Offering Documents for the purpose of overseeing the scientific research conducted by the Corporation, consisting of a minimum of three qualified representatives;

1.22 "Securities Commissions" means, collectively, any securities regulatory bodies having jurisdiction over the parties hereto or the transactions contemplated by this Agreement;

1.23 "Securities Legislation" means, collectively, all applicable securities laws and the respective regulations, rulings and orders made thereunder and the applicable policy statements issued by the Securities Commissions thereunder;

1.24 "Supplementary Material" means, collectively, an amendment to the Offering Documents, any amended or supplemental offering documents or any ancillary material, information, evidence, return, report, application, statement or document which may be filed by or on behalf of the Corporation under the Securities Legislation; and

1.25 "Time of Closing" means 2:00 p.m. (Geneva time) on the Closing Date, or such other time on the Closing Date as the Corporation and MFC may agree upon.

2.     SALE OF OFFERED SHARES

2.1 Subject to the terms and conditions hereof, the Corporation hereby appoints MFC as, and MFC hereby agrees to act as, the exclusive agent of the Corporation to solicit purchasers for up to U.S.$20 million in Common Shares at the Issue Price on the terms set forth in the Offering Documents and in accordance with the terms and conditions of this Agreement.

2.2 MFC shall have the Option to sell on behalf of the Corporation, for the sole purpose of covering over-allotments, additional Common Shares in an amount equal to 30% of the value of the Common Shares sold pursuant to
Section 2.1 hereof, which Option can be exercised by notice in writing given to the Corporation by MFC at any time up to 60 days after the Closing Date. Such notice shall specify the number of Common Shares to be sold pursuant to the Option.

2.3 The Issue Price shall be a price at which MFC in good faith believes that the Offered Shares can be sold, as determined by it after its review of the Corporation and the capital markets and as approved by the Corporation. The number of Common Shares to be offered for sale by MFC pursuant to Section 2.1 hereof will be adjusted and set by MFC after the determination of the Issue Price.


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2.4    MFC shall be entitled in connection with the sale of the Offered
Shares to retain as sub-agents a selling group consisting of other registered investment dealers. If MFC retains such sub-agents, MFC may pay them commissions in amounts reasonably determined by MFC, provided that any such commissions do not exceed the commissions payable to MFC hereunder. MFC may direct, in writing, that commissions payable to its sub-agents shall be paid directly by the Corporation; in the event that MFC does not so direct the Corporation, all commissions shall be paid by the Corporation to MFC who shall be responsible for the payment of commissions to the members of its selling group. In addition, if MFC retains such sub-agents, MFC agrees that it, and not the Corporation, shall be responsible for the proper selection of the sub-agents, the proper provision of instructions to the sub-agents and the proper monitoring of the sub-agents.

MFC agrees that it shall give reasonable consideration to adding such sub-agents as it and the Corporation may reasonably believe will add value to and contribute to the success of the sale of the Offered Shares, provided that the appointment of any such sub-agents shall be made in accordance with the terms otherwise set forth in this Section 2.4.

2.5 Commissions shall be payable to MFC and its sub-agents hereunder if subscriptions for U.S.$10 million in Offered Shares are deposited with MFC on the day prior to the Closing Date. In the event that subscriptions for U.S.$10 million in Offered Shares are not deposited with MFC on the day prior to the Closing Date:

        (a) all subscriptions will be returned promptly by MFC to the subscribers without interest or deductions; and

        (b) the Corporation and MFC shall bear all expenses incurred in the manner provided in Section 9.1 hereof.

2.6 It is understood that MFC intends to make an offering of the Offered Shares on the terms to be set forth in the Offering Documents and in accordance with the terms and conditions of this Agreement.

2.7 Subject to the terms of this Agreement and overall market conditions, MFC shall use all reasonable efforts to conclude the distribution of the Offered Shares as soon as practicable and shall notify the Corporation when such distribution has concluded.

2.8 In connection with the sale of the Offered Shares contemplated in Sections 2.1 and 2.2 hereof, MFC agrees to:

        (a) advise the Corporation as to the steps and formalities which are needed or recommended in order to make a successful public offering;

        (b) assist the Corporation to prepare the Preliminary Offering Documents and the Offering Documents;

        (c) assist the Corporation to comply with the provisions of the Securities Legislation and all other applicable laws; and

        (d) recommend and market the Offered Shares to MFC's clients and to portfolio managers and securities dealers, both in Europe and North America, as applicable.


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2.9    MFC agrees not to sell the Offered Shares in any jurisdiction, other than Switzerland, unless the Corporation is satisfied, acting reasonably, that the sale will comply with or be exempt from the requirements of the Securities Legislation in such jurisdiction. In this respect, MFC agrees to provide, at the request of the Corporation, mutually satisfactory evidence of compliance or exemption from third parties, at the expense of the Corporation.

3.     ANCILLARY OBLIGATIONS OF MFC

3.1 In connection with being appointed as the exclusive agent of the Corporation pursuant to Section 2.1 hereof, MFC agrees to use its reasonable best efforts for a period commencing on the date of this Agreement and expiring 24 months after the completion of the Reorganization (or if the Reorganization is not completed, expiring 24 months after the date of this Agreement) to do the following if and to the extent requested by the Corporation:

        (a)    arrange and make available the Credit Facility;

        (b) if the Reorganization and the sale of the Offered Shares contemplated in Sections 2.1 and 2.2 hereof are completed, and in accordance with Section 5.4 hereof, arrange for the listing of NewCo on a European stock exchange; and

        (c) if the Reorganization and the sale of the Offered Shares contemplated in Sections 2.1 and 2.2 hereof are completed, and in accordance with Section 5.4 hereof, arrange
               Additional Financing, as requested by the Corporation.

In connection therewith, MFC agrees to:

        (i) on terms mutually satisfactory to the Corporation and MFC, incorporate or identify NewCo, transfer the assets of the Corporation to NewCo and otherwise assist the Corporation to complete the Reorganization;

        (ii) advise generally with respect to investor relations of NewCo and arrange publicity on NewCo's operations and potential;

        (iii) prepare a written research report with respect to NewCo and partner with a North American associate to cover NewCo's stock; and

        (iv) publish earnings estimates with respect to NewCo on a regular basis to the investing and brokerage community.

In addition, MFC will advise the Corporation generally on fiscal matters as to such matters as may be requested and on such terms as may be mutually agreed upon by the Corporation and MFC.


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4.     FULFILMENT MODALITIES

4.1 All subscribers for Offered Shares shall make payments in respect thereof to MFC at its principal office in the City of Geneva. MFC shall retain custody of all subscription payments so received by it and shall deal with the same upon the following terms:

        (a) at the Time of Closing, it shall pay to the Corporation all subscription payments (less commissions) so received by it and shall advise the Corporation as to the number of Offered Shares subscribed for by each subscriber and the amount of the commission payable in respect of each subscriber; in the event of an over-subscription, MFC may, in agreement with the Corporation, direct which subscriptions for Offered Shares are to be delivered to the Corporation;

        (b)    in the event of termination of this Agreement pursuant to
               Article 10 hereof, if subscriptions for at least U.S.$10 million in Offered Shares are not received by the day prior to the Closing Date or if the closing of the sale of the Offered Shares is not consummated on or before the Closing Date, MFC shall mail to each subscriber within three days of receipt of such notice, advice or occurrence or following the Closing Date, as the case may be, a cheque in the amount of the subscription payment (including commissions) paid by each subscriber, without interest or deduction, together with the subscription form signed by him, if such subscription payment (less commissions) has not been paid to the Corporation as required under the foregoing provisions of this Section 4.1; and

        (c) interest accrued on the subscription payments from the time of payment until the Time of Closing shall be credited and applied by MFC towards the expenses of the sale of Common Shares.

Payment to the Corporation of the subscription payments (less commissions) shall be made against delivery to MFC at the Time of Closing of subscription agreements accepted by the Corporation representing the Offered Shares (which subscription agreements will have been submitted to the Corporation for approval).

At the Time of Closing, the Corporation shall deliver to MFC the requisite certificates, opinions, comfort letters and other such documents provided for in this Agreement or as may reasonably be requested by MFC and a bank draft or certified check made payable to MFC for expenses, fees, etc.

Upon delivery of the accepted subscription agreements, the Corporation shall cause its transfer agent, in exchange therefor, to issue and deliver forthwith definitive share certificates for the Offered Shares at such principal offices, in such numbers and condition as to registration as MFC shall have requested not less than 24 hours prior to the Time of Closing.

4.2 The obligation of MFC hereunder to complete the sale of the Offered Shares contemplated in Sections 2.1 and 2.2 hereof shall be subject to the accuracy of the representations and warranties of the Corporation herein contained as of the date hereof and to the due fulfilment of and compliance with the covenants of the Corporation herein contained and to the following additional conditions:

        (a) on or before the date seven days prior to the Closing Date (or such later date or dates as MFC may approve in writing), the Corporation shall, with MFC's advice, take or cause to


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               be taken all steps and proceedings (including the filing
               of, and the issuance of receipts for, the Offering Documents) that may be requisite under the applicable Securities Legislation to qualify the Offered Shares for sale to the public in all such jurisdictions through registrants who have complied with the relevant provisions of the applicable Securities Legislation;

        (b) at all times until the distribution of the Offered Shares shall have been completed, the Corporation shall, with MFC's advice and to the satisfaction of counsel for MFC, promptly take or cause to be taken all additional steps and proceedings that from time to time may be requisite under the Securities Legislation to continue so to qualify the Offered Shares or, in the event that the Offered Shares have, for any reason, ceased so to qualify, to re-qualify the Offered Shares; and

        (c) the Corporation shall complete the Reorganization on terms and by such time satisfactory to MFC and provide such evidence of such completion as MFC may require.

4.3 The Corporation shall deliver to MFC at the Time of Closing a certificate signed by the Chief Executive Officer and by the Chief Financial Officer of the Corporation under its corporate seal, dated the Closing Date, addressed to MFC, to the effect that:

        (a) the representations and warranties set forth in Section 4.2 hereof and in any certificate of the Corporation delivered to MFC pursuant hereto or in connection herewith, are true and correct as of the Time of Closing with the same force and effect as if made at and as of the Time of Closing after giving effect to the transactions contemplated hereby;

        (b) the Corporation has duly complied with all the covenants and satisfied all the conditions herein contained to be performed or satisfied by it at or prior to the Time of Closing;

        (c) no order, ruling or determination having the effect of suspending the sale or ceasing the trading of the Common Shares has been issued and no proceedings for that purpose have been instituted or are pending or are, to their knowledge, contemplated or threatened under any of the Securities Legislation or any securities commission or regulatory authority having jurisdiction elsewhere; and

        (d) each such officer has carefully examined the Offering Documents and, since the respective dates as of which information is given in the Offering Documents, the Corporation has not incurred any material liabilities or obligations (absolute, accrued, contingent or otherwise) or entered into any transaction not in the ordinary course of business; there has been no material change in the assets, financial position, business or results of operations of the Corporation and, to the best of its knowledge and information, there has occurred no event and exists no state of facts that, under the Securities Legislation, is required to be set forth in an amendment to the Offering Documents that has not been so set forth.

4.4 At the Time of Closing, MFC shall receive favourable legal opinions from counsel for the Corporation, dated the Closing Date, with respect to such relevant matters as MFC may require.

4.5 At the Time of Closing, MFC shall receive a letter from the auditors of the Corporation, dated the Closing Date, addressed to MFC, commenting on the financial statements of the Corporation and certain


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other information of a financial nature contained in the Offering
Documents, which letter shall be in substantially the same form and on substantially the same terms as the letter of such auditors addressed to MFC and delivered at the time of the execution of the Offering Documents.

5.     OBLIGATIONS AND COVENANTS OF THE CORPORATION

5.1 The Corporation shall provide, at MFC's request and on a timely basis, accurate and complete factual information. The Corporation shall thereafter provide MFC with accurate and complete updates, if any, of such factual information.

5.2 The Corporation agrees with MFC to execute or procure the execution of all documents and to use its best efforts to take or cause to be taken all such steps as may be reasonably necessary or desirable to fulfil to the satisfaction of counsel for MFC and counsel for the Corporation, all legal requirements to enable MFC to offer the Offered Shares for sale.

5.3 The Corporation agrees to pay to MFC at the Time of Closing, upon due completion of the sale of the Offered Shares, a fee equal to 10% of the Issue Price for each Offered Share sold by MFC under Sections 2.1 and 2.2 hereof, such fee to be deducted by MFC from the gross proceeds of the Offered Shares sold.

5.4 In addition to appointing MFC as the exclusive agent of the Corporation pursuant to Section 2.1 hereof, the Corporation hereby grants to MFC for a period commencing on the date of this Agreement and expiring 24 months after the completion of the Reorganization (or if the Reorganization is cancelled, terminated or otherwise not completed, expiring 24 months after the cancellation, termination or non-completion of the Reorganization) the exclusive right, but not the obligation, to provide the services contemplated by this Agreement, including arranging the Credit Facility, facilitating the Reorganization, arranging for a listing on a German stock exchange and arranging for any Additional Financing. The Corporation agrees to pay to MFC a fee equal to 10% of the gross proceeds of any Additional Financing arranged by MFC, provided that MFC shall not be entitled to receive such fees in respect of gross proceeds of subscriptions for Common Shares accepted by MFC and the Corporation and solicited exclusively by shareholders of the Corporation from existing friends, relatives, associates and affiliates, and not by the Corporation or MFC.
If the Corporation obtains Additional Financing from a party or parties other than MFC, without the prior written consent of MFC, which consent shall not be unreasonably withheld, the Corporation shall forthwith pay to MFC, in cash or Common Shares at the option of MFC, 10% of all consideration and capital received or receivable by the Corporation from such Additional Financing.

5.5 In consideration of the financial, advisory and other services rendered and to be rendered by MFC in connection with the transactions contemplated by this Agreement, including, without limiting the generality of the foregoing, acting as financial adviser to the Corporation in connection with such transactions, arranging the Credit Facility, facilitating the Reorganization, arranging for a listing on a German stock exchange, assisting in the preparation of the Preliminary Offering Documents and the Offering Documents and related documentation, using its best efforts to effect the distribution and sale of the Offered Shares including distributing the Offered Shares both directly and through other dealers and brokers, performing administrative work in connection with the proposed distribution and sale of the Offered Shares and preparing research reports and earnings estimates, the Corporation agrees to pay to MFC:


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        (a)    a monthly retainer fee of Euro 10,000 for a period of nine months, commencing on the date hereof, with the first payment to be made at the time of the first advance to the Corporation under the Credit Facility (the "Retainer Fee");

        (b) upon completion of the Reorganization, a success fee equal to 4% of the issued and outstanding Common Shares following the completion of the Reorganization, calculated on a fully diluted basis; and

        (c) upon the successful listing of NewCo on a German stock exchange, a fee of Euro 150,000 for such listing and for arranging associated market making activities to be paid either in cash or Common Shares at the option of MFC.

5.6 Any amounts which are payable by the Corporation to MFC hereunder shall be paid by bank drafts or certified cheques payable at par in Euros in immediately available funds.

5.7 As part of MFC's compensation for the services to be performed by it under this Agreement, the Corporation agrees to issue and deliver to MFC the following share purchase warrants and to execute and deliver warrant certificate(s) setting forth the terms and conditions of the share purchase warrants, which shall be substantially in the form of the warrant certificate attached hereto as Schedule A:

        (a) warrants to be issued on the date of the first advance of funds under the Credit Facility (the "Advance Date") entitling MFC to convert an amount equal to the maximum principal amount of the Credit Facility of Euro 1,300,000 into 10% of the Common Shares, calculated on a post-Reorganization and fully diluted basis and determined on the date of the completion of the Reorganization (the "Conversion Rate"), exercisable at any time up to and including the date three years after the Advance Date at a price equal to the Conversion Price calculated on the date of the completion of the Reorganization;

        (b) warrants to be issued on the Advance Date entitling MFC to convert an amount equal to the Retainer Fee of Euro 90,000 under the Agreement and the arrangement fee of Euro 130,000 and interest under the Credit Facility into Common Shares at the Conversion Rate, exercisable at any time up to and including the date three years after the Advance Date at a price equal to the Conversion Price calculated on the date of the completion of the Reorganization; and

        (c) warrants to be issued at the Time of Closing in an amount equal to 2% of the Common Shares issued and outstanding after the sale of the Offered Shares contemplated by Sections 2.1 and 2.2 hereof, calculated on a fully diluted basis, exercisable at any time up to and including the date three years after the Closing Date at a price equal to 115% of the Issue Price.

5.8 The Corporation covenants and agrees, as hereinafter set out, with MFC, now and at all times subsequent hereto during the distribution of the Offered Shares, that:

        (a) the Offering Documents will fully comply with the requirements of the Securities Legislation;

        (b) the Offering Documents will during such period provide full, true and plain disclosure of all material facts relating to the Corporation and to the Offered Shares; and


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                                    10


        (c) the Offering Documents will not during such period contain any misrepresentation or any untrue, false or misleading statement of a material fact or omit to state any material fact required to be stated therein or necessary to make any statement therein, in the light of the circumstances in which it is made, not false or misleading, provided, however, that the foregoing covenants of the Corporation shall not apply with respect to information and statements contained in the Offering Documents or omissions from the Offering Documents which, in either case, relate solely to MFC, and provided further, that the foregoing covenants shall not be considered to be contravened as a consequence of any material change occurring after the date hereof or the occurrence of any event or state of facts after the date hereof which is of such a nature as to render the Offering Documents as then amended untrue, false or misleading or result in a misrepresentation in the Offering Documents or result in the Offering Documents containing an untrue statement of a material fact or omitting to state a material fact required to be stated therein or necessary to make any statement therein in the light of the circumstances in which it was made not false or misleading if, in each such case, the Corporation complies with the provisions of Section 5.10 hereof.

5.9 The Corporation shall promptly inform MFC in writing during the period of the distribution of the Offered Shares of the full particulars of any material change (actual, anticipated or threatened) in the assets, liabilities (contingent or otherwise), business operations or capital of the Corporation considered as a whole or of any change in any material fact contained or referred to in the Offering Documents or any Supplementary Material, which is, or may be, of such a nature as to make any statement of such fact a misrepresentation or untrue, false or misleading or result in a misrepresentation in the Offering Documents or any Supplementary Material. If the Corporation is uncertain as to whether a material change (actual, anticipated or threatened) as aforesaid has occurred, the Corporation shall promptly inform MFC of the full particulars of the event giving rise to the uncertainty and shall consult with MFC as to whether such event constitutes a material change as aforesaid. In the event that, in the opinion of MFC, such a material change has occurred, MFC may terminate its obligations under this Agreement in the manner contemplated by Section 10.5 hereof.

5.10 The Corporation also agrees, during the period from the date hereof and prior to the completion of the distribution of the Offered Shares, promptly to advise MFC of any change in any material fact contained in the Offering Documents or any Supplementary Material or whether any event or state of facts has occurred after the date hereof which, in any case, is of such a nature as to render the Offering Documents or any Supplementary Material untrue or misleading in a material respect or to result in a misrepresentation in the Offering Documents or any Supplementary Material, including as a result of the Offering Documents or any Supplementary Material containing an untrue statement of a material fact or omitting to state a material fact required to be stated therein or necessary to make any statement therein, in the light of the circumstances in which it was made, not false or misleading.

5.11 During the course of the distribution of the Offered Shares by or through MFC, the Corporation shall advise MFC promptly of any request of any Securities Commission or other securities commission or regulatory authority for amendment of or supplement to the Offering Documents or any Supplementary Material or for any additional information, of the issuance by any Securities Commission or other securities commission or regulatory authority of any cease trading or stop order relating to the Common Shares (including the Offered Shares), or of the institution or threat of institution of any proceeding for that purpose, or of the receipt by the Corporation of any communication from any Securities Commission or other securities commission or regulatory authority relating to the Offering Documents, any Supplementary Material or the offering of the Offered Shares referred to herein. The


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                                     11


Corporation shall use its best efforts to prevent the issuance of any such cease trading or stop order and, if issued, to obtain the withdrawal thereof as soon as possible.

5.12 During the period commencing on the date hereof and ending on the 180th day following the Closing Date, without the prior written consent of MFC, the Corporation shall not issue or announce the issuance of any Common Shares or any other securities which are convertible into or exchangeable for Common Shares; provided, however, that this covenant shall not apply to the Offered Shares or any other securities to be distributed by, through or to MFC as contemplated herein.

5.13 The net proceeds to the Corporation from the issuance and sale of the Offered Shares shall be applied as indicated under "Use of Proceeds" in the Offering Documents.

5.14 The Corporation shall, with MFC's advice, take all necessary steps and promptly file or cause to be filed with any stock exchanges designated by MFC all necessary documents to ensure that all the issued Common Shares (including the Offered Shares) are listed and posted for trading on the said exchange(s) as soon as practicable after the Closing Date.

5.15 The Corporation shall allow MFC, from the date of this Agreement until not earlier than 24 months after the completion of the Reorganization (or if the Reorganization is cancelled, terminated or otherwise not completed, until not earlier than 24 months after the cancellation, termination or non-completion of the Reorganization), to elect or appoint one non-executive director to the board of directors of the Corporation. The Corporation shall also allow MFC, from the date of this Agreement until not earlier than 24 months after the completion of the Reorganization (or if the Reorganization is cancelled, terminated or otherwise not completed, until not earlier than 24 months after the cancellation, termination or non-completion of the Reorganization), to propose nominees to the Scientific Advisory Board for consideration by the Corporation and to approve nominees to the Scientific Advisory Board proposed by the Corporation.

5.16 The Corporation shall arrange for its own registrar and transfer agent required in connection with any of the transactions contemplated by this Agreement.

5.17 The Corporation shall at all times allow MFC and its representatives to conduct all due diligence investigations and examinations which MFC may reasonably require in order to fulfil its obligations as agent, in order to avail itself of a defense to any claim for misrepresentation in the Offering Documents and in order to enable MFC to responsibly execute any certificate in the Offering Documents which may be required to be executed by MFC.

6.     REPRESENTATIONS AND WARRANTIES OF THE CORPORATION

The Corporation hereby represents and warrants, and acknowledges that MFC is relying on such representations and warranties in entering into this Agreement, that:

6.1 The Corporation has been duly incorporated and organized and is validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite corporate power and authority to carry on its business as now conducted and as presently proposed to be conducted, to own, lease and operate its properties and assets and to carry out the provisions hereof;

6.2 The Corporation has conducted and is conducting its business in compliance in all material respects with all applicable laws, rules and regulations of its jurisdiction in which its business is carried on and is duly licensed, registered or qualified in all jurisdictions in which it owns, leases or operates its property or carries on business to enable its business to be carried on as now conducted and its property and assets to be owned, leased and operated, and all such licenses, registrations and qualifications are valid and subsisting and in good standing and none of the same contains any burdensome term, provision, condition or limitation which has an adverse effect on the operation of its business as now carried on;

6.3 The descriptions of the assets and the liabilities of the Corporation set out in the balance sheets of the Corporation as at December 31, 1998 and December 31, 1999, including the notes thereto, are true and correct, accurately and fairly present the financial position and condition of the Corporation as at the respective dates thereof, reflect all liabilities (absolute, accrued, contingent or otherwise, as applicable) of the Corporation as at the respective dates thereof, and have been prepared in accordance with French generally accepted accounting principles applied on a consistent basis;

6.4    The Corporation has no subsidiaries;

6.5 The authorized capital of the Corporation is in the amount of FF 782,000 divided into 7,820 Common Shares of FF 100 each of which, as at the date hereof, 7,820 Common Shares (and no more) are issued and outstanding as fully paid and non-assessable and, other than MFC, no person, firm or corporation now has (except pursuant hereto) any agreement or option, or right or privilege (whether pre-emptive or contractual) capable of becoming an agreement (including convertible securities or warrants) for the purchase, subscription or issuance of any unissued shares, securities or warrants of the Corporation, as applicable;

6.6 The statements of earnings, retained earnings and changes in financial position of the Corporation, as applicable, for the five most recent fiscal periods, including the notes thereto, in each case accurately and fairly present the results of the operations of the Corporation for the respective periods covered thereby and have been prepared in accordance with French generally accepted accounting principles applied on a consistent basis throughout such period;

6.7 There is no action, proceeding or investigation pending or, to the knowledge of the Corporation and its directors and officers, threatened, against or affecting the Corporation, at law or in equity or before or by any federal, provincial, municipal or other governmental department, commission, board or agency, domestic or foreign, which could in any way materially adversely affect the Corporation or the condition (financial or otherwise) of the Corporation or which questions the validity of the sale of the Offered Shares or any action taken or to be taken by the Corporation pursuant to or in connection with this Agreement;

6.8 The Corporation has not, directly or indirectly, declared or paid any dividend or declared or made any other distribution on any of its shares or securities of any class, or, directly or indirectly, redeemed, purchased or otherwise acquired any of its shares or securities, and has not agreed to do any of the foregoing during the last five completed fiscal years;

6.9 There is not, in the constating documents or by-laws of the Corporation, any restriction upon or impediment to the declaration or payment of dividends by the directors of the Corporation or the payment of dividends by the Corporation to the holders of the Common Shares;

6.10 There is no person, firm or corporation acting or purporting to act for the Corporation entitled to any brokerage or finder's fee in connection with this Agreement or any of the transactions contemplated hereunder, except as provided herein, and in the event any person, firm or corporation acting or purporting to act for the Corporation establishes a claim for any such fee from MFC, the Corporation covenants to indemnify and hold harmless MFC with respect thereto and with respect to all costs reasonably incurred in the defence thereof, other than as disclosed in writing by the Corporation to MFC on or before the date hereof;

6.11 This Agreement has been duly authorized, executed and delivered on behalf of the Corporation and is a legal, valid and binding obligation of the Corporation enforceable in accordance with its terms;

6.12 The Corporation is conducting its respective businesses in compliance in all material respects with all applicable licensing and anti-pollution legislation, regulations or by-laws, environmental protection legislation, regulations or by-laws or other similar legislation, regulations or by-laws or other lawful requirements of any governmental or regulatory bodies which are applicable to the Corporation. The Corporation is not aware of any such legislation, regulation, by-law or lawful requirement currently in force or proposed to be brought into force by any governmental authority which the Corporation anticipates it will be unable to comply with without materially adversely affecting its business;

6.13 The Corporation is not in default or breach of, and the execution and delivery of this Agreement, the performance and compliance with the terms of this Agreement and the issuance and sale of the Offered Shares by the Corporation will not result in any breach of, or be in conflict with or constitute a default under, or create a state of facts which after notice or lapse of time, or both, would constitute a default under, any term or provision of the constating documents or by-laws of the Corporation, any resolutions passed or consented to by the directors or shareholders of the Corporation or any mortgage, note, indenture, contract, agreement (written or oral), instrument, lease or other document to which the Corporation is a party or any judgement, decree, order, statute, rule or regulation applicable to the Corporation, and no terms or provision thereof materially adversely affects the business, operations or condition (financial or otherwise) of the Corporation or its properties or assets;

6.14 None of the directors or senior officers of the Corporation, any holder of more than 10% of the outstanding Common Shares or any associate or affiliate of any of the foregoing persons or companies has had any material interest, direct or indirect, by way of beneficial ownership in the Common Shares or otherwise, in any transaction or in any proposed transaction which has materially affected or will materially affect the Corporation, other than as disclosed by the Corporation to MFC on or before the date hereof;

6.15 The Corporation has duly and on a timely basis filed all tax returns to be filed by it, has paid all taxes due and payable by it and has paid all assessments and re-assessments and all other taxes, governmental charges, penalties, interest and other fines due and payable by it and which are claimed by any governmental authority to be due and owing and adequate provision has been made for taxes payable for any fiscal period ended for which tax returns are not yet required to be filed, if required; there are no agreements, waivers or other arrangements providing for an extension of time with respect to the filing of any tax return or payment of any tax, governmental charge or deficiency by the Corporation; there are no actions, suits, proceedings, investigations or claims threatened or pending against the Corporation in respect of taxes, governmental charges or assessments or any matters under discussion with any governmental authority relating to taxes, governmental charges or assessments asserted by any such authority;

6.16 All of the material agreements of the Corporation have been duly authorized, executed and delivered by each of the parties thereto and are legal, valid and binding obligations of the parties thereto enforceable in accordance with their respective terms against each of the parties thereto; and

6.17 To the best of the Corporation's knowledge, all necessary patent applications in respect of the Patents have been duly filed and the Corporation has good and valid title to the Patents, and the Corporation did not disclose to the public the existence of the subject matter of any of the Patents prior to the date of filing of each of the Patents.

7.     REPRESENTATIONS AND WARRANTIES OF MFC

MFC hereby represents and warrants, and acknowledges that the Corporation is relying on such representations and warranties in entering into this Agreement, that:

7.1 MFC has been duly incorporated and organized and is validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite corporate power and authority to carry its business;

7.2 There is no action, proceeding or investigation pending or, to the knowledge of MFC and its directors and officers, threatened, against or affecting MFC, at law or in equity or before or by any federal, provincial, municipal or other governmental department, commission, board or agency, domestic or foreign, which could in any way materially adversely affect MFC or the condition (financial or otherwise) of MFC or which could adversely affect the offering of Common Shares under this Agreement; and

7.3 This Agreement has been duly authorized, executed and delivered on behalf of MFC and is a legal, valid and binding obligation of MFC enforceable in accordance with its terms.

8.     INDEMNIFICATION, CONTRIBUTION, ETC.

8.1 The Corporation covenants and agrees to protect, indemnify and hold harmless MFC and its sub-agents and each director, officer and employee or agent of MFC and its sub-agents, from and against any and all losses, claims, damages, liabilities (whether arising under the Securities Legislation or otherwise), costs or expenses caused or incurred:

        (a) by reason of or arising out of any information or statement contained in the Preliminary Offering Documents, in the Offering Documents, in any Supplementary Material or otherwise which is or is alleged to be untrue or by reason of or arising out of the omission or alleged omission to provide any information or state any fact the omission of which makes or is alleged to make any such information or statement untrue or misleading in the light of the circumstances in which it was made; and/or

        (b) by reason of or arising out of the omission or alleged omission to state in the Preliminary Offering Documents, in the Offering Documents, in any Supplementary Material or otherwise, any material fact; and/or

        (c) by reason of or arising out of any misrepresentation or alleged misrepresentation contained in the Preliminary Offering Documents, in the Offering Documents, in any Supplementary Material or otherwise; and/or

        (d) by reason of or arising directly or indirectly out of any order, inquiry or investigation of the type referred to in
               Section 10.2(c) or (d) hereof; and/or

        (e) by reason of or arising from a breach of any representation or warranty contained in this Agreement or any non-compliance with the Securities Legislation.

8.2    Notwithstanding Section 8.1 hereof, the indemnification contained in
Section 8.1 does not and shall not apply in respect of any losses, claims, damages, liabilities, costs or expenses caused or incurred by reason of or arising out of any statement, omission, misrepresentation, order, inquiry, investigation or other matter or thing referred to in Section 8.1 which is based upon or results from any information relating solely to MFC and which is furnished in writing to the Corporation by MFC expressly for use in the Preliminary Offering Documents or in the Offering Documents, or in any Supplementary Material.

8.3 In the event that any claim, action, suit or proceeding, including, without limiting the generality of the foregoing, any inquiry or investigation (whether formal or informal) is brought or instituted against any of the persons or corporations in respect of which indemnification is or might reasonably be considered to be provided for in Section 8.1 hereof, such person or corporation (the "Indemnified Party") shall promptly notify the Corporation and the Corporation shall promptly retain counsel who shall be reasonably satisfactory to the Indemnified Party to represent the Indemnified Party in such claim, action, suit or proceeding and the Corporation shall pay all of the reasonable fees and disbursements of such counsel relating to such claim, action, suit or proceeding.

8.4 In any such claim, action, suit or proceeding, the Indemnified Party shall have the right to retain other counsel to act on his or its behalf; provided that the fees and disbursements of such other counsel shall be paid by the Indemnified Party unless:

        (a) the Corporation and the Indemnified Party shall have mutually agreed to the retention of such other counsel; or

        (b) the named parties to any such claim, action, suit or proceeding (including any added, third or impleaded parties) include both the Corporation and the Indemnified Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them (such as the availability of different defences).

8.5 Notwithstanding anything contained in this Article 8, neither the Corporation nor MFC shall agree to any settlement of any such claim, action, suit or proceeding unless the other has consented in writing thereto, and the Corporation shall not be liable for any settlement of any such claim, action, suit or proceeding unless it has consented in writing thereto.

8.6 To the extent that the indemnification provided for in Section 8.1 hereof (as qualified by Section 8.2 hereof) is unavailable, in whole or in part, for any reason to an Indemnified Party in respect of any losses, claims, damages, liabilities, costs or expenses (or claims, actions, suits or proceedings in respect thereof) referred to therein, the Corporation shall contribute to the amount paid or payable (or, if such indemnity is unavailable only in respect of a portion of the amount so paid or payable, such portion of the amount so paid or payable) by such Indemnified Party as a result of such losses, claims, damages, liabilities, costs or expenses (or claims, actions, suits or proceedings in respect thereof):

        (a) in such proportion as is appropriate to reflect the relative benefits received by the Corporation on the one hand and MFC on the other hand from the offering of the Offered Shares; or

        (b) if the allocation provided by subsection (a) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in subsection (a) above but also the relative fault of the Corporation on the one hand and MFC on the other hand in connection with the information, statement, omission, misrepresentation, order, inquiry, investigation or other matter or thing referred to in Section 8.1 hereof which resulted in such losses, claims, damages, liabilities, costs or expenses (or claims, actions, suits or proceedings in respect thereof), as well as any other relevant equitable considerations.

The parties hereto agree that the relative benefits received by the Corporation on the one hand and MFC on the other shall be deemed to be in the same proportion as the total proceeds from the offering (net of the fee payable to MFC but before deducting expenses) received by the Corporation is to the fee received by MFC, as set forth in the Offering Documents. The relative fault of the Corporation on the one hand and of MFC on the other shall be determined by reference to, among other things, whether the information, statement, omission, misrepresentation, order, inquiry, investigation or other matter or thing referred to in Section 8.1 hereof which resulted in such losses, claims, damages, liabilities, costs or expenses (or claims, actions, suits or proceedings in respect thereof) relates to information supplied by or steps or actions taken or done by or on behalf of the Corporation or to information supplied by or steps or actions taken or done by or on behalf of MFC and the relative intent, knowledge, access to information and opportunity to correct or prevent such statement, omission, misrepresentation, order, inquiry, investigation or other matter or thing referred to in Section 8.1 hereof. The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages, liabilities, costs or expenses (or claims, actions, suits or proceedings in respect thereof) referred to above shall be deemed to include any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such losses, claims, damages, liabilities, costs or expenses (or claims, actions, suits or proceedings in respect thereof), whether or not resulting in any such action, suit, proceeding or claim.

The parties agree that it would not be just and equitable if contribution pursuant to this Section 8.6 were determined by any method of allocation which does not take into account the equitable considerations referred to above in this Section 8.6.

8.7 The rights and remedies of MFC set forth in Sections 8.1, 8.2, 8.3, 8.4, 8.5 and 8.6 hereof are, to the fullest extent possible in law, mutually exclusively and are cumulative and not alternative and the election by MFC to exercise any such right or remedy shall not be, and shall not be deemed to be, a waiver of the other such rights and remedies.

8.8    If any provision of Sections 8.1, 8.2, 8.3, 8.4, 8.5, 8.6 or 8.7 hereof is determined to be void, voidable or unenforceable, in whole or in part, such determination shall not affect or impair or be deemed to affect or impair the validity of any other provision of this Agreement and such void, voidable or unenforceable provision shall be severable from this Agreement.

9.     GENERAL

9.1 All costs and expenses of or incidental to the transactions herein contemplated and the issuance and sale of the Offered Shares hereunder are to be assumed and paid by the Corporation, including, without limiting the generality of the foregoing, the fees, disbursements and other costs associated with the arranging of the Credit Facility, the completion of the Reorganization and the arranging for a listing on a German stock exchange, the engraving or lithographing of the definitive share certificates for the

Common Shares, the fees, charges and expenses of the transfer agent and registrar of the Common Shares, fees and disbursements of counsel to MFC, the fees and expenses payable, if any, to stock exchanges, the fees and disbursements of qualifying the offering of the Offered Shares for sale to the public under the Securities Legislation, the preparation and printing of the Preliminary Offering Documents, the Offering Documents and any amendments or supplements thereto and the said definitive certificates, the fees, charges and expenses of counsel and auditors of the Corporation and all facsimile, telex, telephone and other correspondence charges, legal fees and travelling and entertainment expenses. Unless otherwise specified herein, all costs and expenses shall be payable by the Corporation within 25 days from the date of billing by MFC. MFC agrees to provide to the Corporation for approval (which shall not be unreasonably withheld) estimates of any such costs and expenses to exceed $3,000 per item.

9.2 Unless otherwise specified, all monetary amounts referred to in this Agreement are in Euros.

9.3 The Corporation shall take all necessary steps to secure a written agreement to ensure the continuing involvement of Dr. Pierre Francois Serres as a leading researcher for the Corporation, to be effective as of the date of this Agreement and to expire not earlier than the later of three years from the date of this Agreement or the completion of the last milestone of the Business Plan with respect to NewCo as existing at the date of this Agreement. The Corporation shall also enter into a non-competition agreement with Dr. Serres extending at least two years beyond the end of Dr. Serres' contractual involvement with the Corporation.


10.    TERMINATION OF AGREEMENT

10.1 The Corporation agrees that the conditions contained in Sections 4.2, 4.3, 4.4 and 4.5 hereof will be complied with so far as the same relate to acts to be performed or caused to be performed by the Corporation, that it will use its best efforts to cause such conditions to be complied with and that if any of the said conditions are not complied with, MFC may give notice to the Corporation as hereinafter provided terminating its obligations hereunder and in such event the obligations of MFC hereunder shall be at an end. It is understood that MFC may waive in whole or in part non-compliance with any of the conditions contained herein or extend the time for compliance therewith without prejudice to its rights in respect of any other condition or conditions or any other or subsequent breach or non-compliance, provided that any such waiver or extension shall be binding upon MFC only if the same is in writing.

10.2 The obligations of MFC contained in this Agreement may also be terminated by MFC in the event that prior to the Time of Closing:

        (a) there should develop, occur or come into effect any catastrophe of national or international consequence or any accident, governmental law or regulation or other occurrence of any nature whatsoever which, in the opinion of MFC, seriously affects or will seriously affect the financial markets or the business of the Corporation;

        (b) the state of the financial markets becomes such that the Offered Shares cannot, in the sole opinion of MFC, be profitably marketed;

        (c) any order is made suspending trading in the Common Shares or any order to cease or suspend trading in Common Shares is made pursuant to any of the Securities Legislation or is made by any other regulatory authority, and has not been rescinded, revoked or withdrawn;

        (d) any inquiry or investigation (whether formal or informal) in relation to the Corporation or the Corporation's directors or officers, is commenced or threatened by any officer or official of any of the Securities Commissions or by any officer or official of any other regulatory authority which operates to prevent or restrict trading in or distribution of the Common Shares or the Offered Shares or which impacts the marketability of the Offered Shares;

        (e) there shall have occurred any adverse material change in relation to the Corporation or a development that could reasonably result in an adverse material change in relation to the Corporation; or

        (f) MFC determines, in its sole discretion, that the results of any due diligence investigation are not satisfactory.

10.3 Each Party which is not in default of its obligations under this Agreement shall be authorized to terminate this Agreement if the other party does not fulfill or properly fulfill all or part of its obligations under this Agreement. In such a case, a reasonable and appropriate deadline shall be fixed in writing by the obliging party to the non-obliging party. Failing fulfilment of the relevant obligation(s) by the non-obliging party within the set deadline, the obliging party shall be entitled to give notice in writing of immediate termination of this Agreement without prejudice of any damages. If the obliging party elects not to terminate the Agreement, it shall nevertheless retain all its rights to claim fulfilment of the Agreement or damages for non-fulfilment.

10.4 The obligations, but not the rights, of any party under this agreement shall terminate in the event of bankruptcy, winding up or similar proceedings involving such party.

10.5 Any termination pursuant to the provisions of this Agreement shall be effected by notice given in accordance with Section 11.1 hereof; provided always that notwithstanding the giving of any notice of termination hereunder, the Corporation shall pay the expenses referred to in Section 9.1 hereof incurred up to the time of giving such notice.

10.6 The right of MFC to terminate this Agreement pursuant to the provisions of this Article 10 is in addition to such other remedies as it may have in respect of any default, misrepresentation, act or failure to act of the Corporation in respect of any of the matters contemplated by this Agreement.

10.7 It is understood and agreed that MFC may exercise any or all of its rights provided for in this Article 10 notwithstanding the occurrence of any of the matters referred to in Sections 5.9 or 5.10 hereof and notwithstanding any act or thing done or taken by MFC or any inaction of MFC, whether before or after the occurrence of any such matter, including, without limiting the generality of the foregoing, any act of MFC related to the offering or to the continued offering of the Offered Shares for sale to the public and any act taken by MFC in connection with the Offering Documents or any amendment or supplement thereto relating to any such matter, including the execution of an amendment to the Offering Documents, and MFC shall only be considered to have waived or to be estopped from exercising or relying upon any of its rights under any Section of this
Article 10 if such waiver or estoppel is in writing and specifically waives such exercise or reliance.

10.8 In the event of a termination by MFC of its obligations under this Agreement, as herein provided, the Corporation shall continue to be liable to MFC under this Agreement and, in particular, without limitation, under
Section 9.1 and Article 8 hereof.

10.9 If the Corporation effects a Major Transaction and fails to proceed with the offering of Common Shares contemplated in Sections 2.1 and 2.2, the Corporation shall pay to MFC in cash or Common Shares at the option of MFC an amount equivalent to, as applicable, 10% of the aggregate sale, lease or transfer price of the assets sold, leased or transferred in the Major Transaction, 10% of the aggregate sale, assignment or transfer price of the Patents or other intellectual property rights sold, assigned or transferred in the Major Transaction, or 10% of the aggregate sale price of the Common Shares, calculated on a fully diluted basis, in the Major Transaction. Notwithstanding the foregoing, the parties shall retain all other rights and obligations of the parties under this Agreement.

10.10 If MFC arranges for a bona fide lender willing to provide a secured line of credit of up to Euro 1.3 million under the Credit Facility with terms of repayment and interest rates that are reasonably on "market terms" offered by other Swiss, French or U.S. banks to other similar creditworthy clients and the Corporation refuses such facility, the Corporation shall immediately pay a fee of Euro 130,000 to MFC.

10.11 If the Reorganization is cancelled, terminated or otherwise not completed by the Corporation, other than solely as a direct result of the actions or fault of MFC, the outstanding balance of the Credit Facility shall become immediately due and payable on the terms and conditions applicable under the Credit Facility and the Corporation shall immediately issue to MFC, Common Shares equivalent to 10% of the issued and outstanding Common Shares, calculated on a fully diluted basis. The Corporation shall remain obligated to pay to MFC any other costs, expenses, fees or other compensation contemplated by this Agreement for any other services performed under this Agreement.

11.    NOTICES

11.1 Any notice required or permitted to be given hereunder by either party shall be given by notice in writing addressed to the President of the notified party hand delivered or sent by registered mail to the respective address mentioned on the first page of this Agreement, or to any new address previously notified to the other party. Any such notice shall be deemed to have been given and received at the time of hand delivery or delivery by the relevant postal service, as the case may be.

12.    SUCCESSORS AND ASSIGNS

12.1 All the terms and provisions of this Agreement shall be binding upon and enure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns but shall not be assignable by the parties hereto prior to the Time of Closing without the written consent of the other parties.

12.2 The parties hereby acknowledge and agree that: (i) as part of and upon the Reorganization being completed, the Corporation may transfer and assign (the "Assignment") its rights and obligations under this Agreement to NewCo, upon terms satisfactory to the Corporation and MFC; (ii) from and after the date of the Reorganization and such Assignment the rights and obligations of the Corporation under this Agreement (including the representations and warranties) will be assumed by NewCo; and (iii) the Corporation after the Reorganization and Assignment shall be released from its obligations except as may be otherwise agreed upon by the Corporation in the Assignment.

13.    CANCELLATION OF PREVIOUS AGREEMENTS

13.1 This Agreement supersedes all prior understandings and agreements, whether written or oral, between the parties relating to the transactions provided for herein, including the letter agreement between the parties dated May 4, 2000.

14.    SURVIVAL

14.1 It is understood and agreed that all warranties, representations, covenants, indemnities and agreements of the Corporation herein contained or contained in any certificates or documents submitted pursuant to or in connection with the transactions herein referred to shall survive the sale of the Offered Shares and the termination of this Agreement and shall continue in full force and effect for the benefit of MFC regardless of any investigation by or on behalf of MFC with respect thereto for a period of two years following the Closing Date.

15.    AMENDMENTS

15.1 This Agreement may be amended or modified by an agreement in writing executed by the parties hereto. Except as aforesaid, no amendment, waiver or modification of this Agreement shall be effective.

16.    SEVERABILITY

16.1 Should a provision of this Agreement be or become invalid, the validity of the remaining provisions of this Agreement shall not be affected. The parties hereto undertake to replace any such invalid provision without delay with a valid provision which as nearly as possible duplicates the economic intent of the invalid provision.

17.    ENGLISH VERSION

17.1   The parties hereby represent, warrant, acknowledge and agree that:
(i) they have agreed that this Agreement be drawn up in the English language; and (ii) the English version of this Agreement shall govern for all purposes.

18.    GOVERNING LAW

18.1 This Agreement shall be construed and enforced in accordance with, and the rights and obligations of the parties shall be governed by, the laws of Switzerland.

19.    JURISDICTION

19.1 Each of the parties irrevocably attorns to the exclusive jurisdiction of the Swiss courts in Geneva (Switzerland).

20.    COUNTERPARTS

20.1 This Agreement may be executed in any number of counterparts, each of which when delivered, either in original or facsimile form, shall be deemed to be an original and all of which together shall constitute one and the same document.


IN WITNESS WHEREOF the parties have executed this Agreement in two counterparts, one for each party.

HIPPOCAMPE S.A.

Per:
      ---------------------
      Authorized Signatory


MFC MERCHANT BANK S.A.

Per:
      ---------------------
      Authorized Signatory

SCHEDULE A

                          SHARE PURCHASE WARRANTS

              THE SHARE PURCHASE WARRANTS REPRESENTED BY THIS
              CERTIFICATE WILL BE VOID AND OF NO VALUE UNLESS
              EXERCISED ON OR BEFORE 2:00 P.M. (GENEVA TIME)
                                 ON
                                    ---

                     [INSERT NAME OF THE CORPORATION]

        WARRANT                         SHARE PURCHASE WARRANTS
        CERTIFICATE                 ---
        NO.                         TO PURCHASE     COMMON SHARES
            ---                                 ---


This is to certify that for value received    (the "Holder") is the
                                           ---
registered holder of a warrant evidencing a right issued by     (the
                                                            ---
"Corporation") to the Holder to subscribe for and purchase up to and
including     fully paid and non-assessable common shares in the capital
          ---
of the Corporation (the "Common Shares") upon the terms and conditions as hereinafter set forth.

Exercise Date
-------------

The right granted hereunder to purchase Common Shares shall be exercised on
or before 2:00 p.m. (Geneva time) on     (the "Expiry Date"), after which
                                     ---
all rights conferred hereunder shall be void and of no further value.

Exercise Price
--------------

The exercise price shall be the sum of     per Common Share (the "Exercise
                                       ---
Price").


Exercise of Warrant
-------------------

The rights granted hereunder may be exercised, in whole or in part, at any time prior to the Expiry Date by the Holder hereof completing the subscription form attached hereto and made a part hereof and delivering
same to the Corporation, located at      Attention:     together
                                    ---,            ---
with this certificate and the appropriate sum payable to the order of the Corporation, at par in the amount of the Exercise Price of the Common Shares subscribed for, which may not exceed the number shown on the face hereof.

Payment
-------

The Common Shares subscribed for must be paid in full at the time of subscription, by certified cheque or bank draft payable to or to the order of the Corporation.

Share Certificate
-----------------
Upon compliance with the conditions as aforesaid, the Corporation will cause to be issued to the person or persons in whose name or names the Common Shares so subscribed for are to be issued the number of Common Shares subscribed for and such person or persons shall be deemed upon presentation and payment as aforesaid, to be the holder or holders of record of such Common Shares. Within fourteen days of compliance of the conditions aforesaid, the Corporation will cause to be mailed or delivered to the Holder at the address or addresses specified in the subscription form a certificate or certificates evidencing the number of Common Shares subscribed for.

Exchange of Warrant Certificates
--------------------------------

Each warrant certificate may be exchanged for another certificate or certificates entitling the Holder thereof to purchase a like aggregate number of Common Shares as the certificate or certificates surrendered then entitle such Holder to purchase. Any Holder desiring to exchange a warrant certificate or certificates shall make such request in writing delivered to the Corporation, and shall surrender, properly endorsed, the certificate or certificates to be so exchanged. Thereupon, the Corporation shall execute and deliver to the person entitled thereto a new warrant certificate or certificates, as the case may be, as so requested.

Mutilated or Missing Warrant
----------------------------

In case any warrant shall be mutilated, lost, stolen or destroyed, the Corporation may issue and deliver in exchange and substitution for and upon cancellation of the mutilated warrant, or in lieu of and in substitution for the warrant lost, stolen or destroyed, a new warrant of like tenor and representing an equivalent right or interest.

Transfer of Warrant
-------------------

This warrant shall be transferable upon delivery thereof duly endorsed by the Holder or by his duly authorized attorney or representative, or accompanied by proper evidence of succession, assignment or authority to transfer. Upon any transfer, the Corporation shall deliver a new warrant or warrants to the persons entitled thereto.

Exercise in Whole or in Part
----------------------------

This warrant may be exercised in whole or in part, and if exercised in part, the Corporation shall issue another certificate, in a form evidencing the remaining rights to purchase Common Shares, provided that any such right shall terminate on the Expiry Date.

No Fractional Common Shares
---------------------------

No fractional Common Shares will be issued on exercise of this warrant, nor shall any compensation be made for such fractional Common Shares, if any.

Representations
---------------

The Corporation represents, warrants and covenants that any and all Common Shares transferred and sold to a Holder upon each warrant exercise shall be: (i) duly and validly created and issued by the Corporation; (ii) fully paid and non-assessable; (iii) validly outstanding; and (iv) free and clear of all liens, charges or encumbrances whatsoever.

Dilution
--------

In the event of any reclassification, subdivision or redivision of the issued Common Shares at any time prior to the Expiry Date into a greater number of Common Shares (including the declaration of payment of any stock dividend), the Corporation shall deliver at the time of any exercise thereafter of the right hereby granted, at no additional cost to the Holder hereof, all Common Shares which represent the Common Shares over which the right would have been exercised if such exercise of the right hereby granted had been prior to the date of reclassification, subdivision or redivision.

In the event of any consolidation or change in the Common Shares at any time prior to the Expiry Date to a lesser number of Common Shares, the Corporation shall deliver at the time of any exercise thereafter of the rights only such lesser number of Common Shares as represented by the Common Shares over which the rights would have been exercised if such exercise of the right hereby granted had been prior to the date of such consolidation or change. The Holder hereof shall pay for such Common Shares an amount calculated by multiplying the Exercise Price by the number of Common Shares over which the right would have been exercised if such exercise had been prior to the date of such consolidation or change.

In the event that the Corporation shall at any time prior to the Expiry Date, amalgamate, consolidate with or merge into another corporation, the Holder hereof shall thereafter receive, upon the exercise of his rights, the securities or property to which a Holder of the number of Common Shares then delivered upon the exercise of the within rights would have been entitled to upon such amalgamation, consolidation or merger, and the Corporation will take steps in connection with such amalgamation, consolidation or merger as may be necessary to ensure that the provisions hereof shall thereafter be applicable, as near as reasonably may be in relation to any securities or properties thereafter delivered upon the exercise of the rights hereby granted. A sale of all or substantially all of the assets of the Corporation for a consideration (apart from the assumption of obligations), consisting primarily of securities, shall be deemed a consolidation, amalgamation or merger for the foregoing purposes.

Upon any adjustment of the number of Common Shares which may be purchased by this warrant, and/or the purchase price per Common Share, the Corporation shall give written notice to the Holder of this warrant, determined as of the date of notice, giving particulars of such adjustment. In the event the Corporation agrees to sell all or substantially all of the assets of the Corporation for cash, it shall give the Holder hereof at least thirty days notice prior to the date of finalization of such proposed sale, determined as of the date of notice.

Successors
----------

All of the covenants and provisions of this warrant by or for the benefit of the Corporation or the Holders shall bind and enure to the benefit of their respective successors and assigns hereunder.

IN WITNESS WHEREOF the Corporation has caused its corporate seal to be affixed hereto and this certificate to be signed by the signature of a duly
authorized officer effective this    day of     .
                                  ---        ---

[INSERT THE NAME OF THE CORPORTION]


Per:
      ----------------------
      (Authorized Signatory)

                             SUBSCRIPTION FORM
                             -----------------

          (To be executed upon exercise of Share Purchase Warrant)


       The undersigned hereby subscribes for the undernoted Common Shares
of     at the Exercise Price of     per Common Share.
   ---                          ---



Number of Common Shares:
                                  ---------------------------


Total Exercise Price:
                                  ---------------------------


Subscriber's Signature:
                                  ---------------------------


Subscriber's Address:
                                  ---------------------------


Dated:
                                  ---------------------------



Note:	payment of the Total Exercise Price must be included.

                               TRANSFER FORM
                               -------------


       For value received,                                    hereby sells,
                           ----------------------------------
assigns and transfers unto                                    Share
                           ----------------------------------
Purchase Warrants represented by this Warrant Certificate, and do hereby
irrevocably constitute and appoint                           as Attorney to
                                   -------------------------
transfer the said Share Purchase Warrants on the books of the Corporation with full power of substitution in the premises.


Dated:
       ----------------, ---------

In the presence of:


------------------------------         -----------------------------

                                 SCHEDULE B

                     CONSENT OF ARALIS SERVICES S.A.



TO:         HIPPOCAMPE S.A.

We confirm that we have received and reviewed a copy of the underwriting agreement between Hippocampe S.A. and MFC Merchant Bank S.A. dated for reference July 24, 2000 (the "Underwriting Agreement").

We hereby consent to the assignment of our existing outsourcing contracts with Hippocampe S.A. from Hippocampe S.A. to NewCo (as defined in the Underwriting Agreement) pursuant to the proposed Reorganization (as defined in the Underwriting Agreement).


Dated for reference this 24th day of July, 2000.


ARALIS SERVICES S.A.


Per:
      ---------------------
      Authorized Signatory

                                SCHEDULE C

                     LIST OF PATENTS OF THE CORPORATION


Application No.             Application Date             Publication No.
---------------             ----------------             ---------------

97/14387                    November 17, 1997            2711011

PCT/FR98/02447              November 17, 1998            W099/25377

99/06528                    May 21, 1999                 N/A

PCT/FR00/01399              May 22, 2000                 N/A